Capital World Growth and Income Fund

May 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74A - T, 74V1 and 74V2, and 75, complete answers are as follows:

Item 48K

Step	Asset Value (000's omitted)	Annual Fee Rate
K) over	$115,000,000	0.350%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$513,172
Class B	$6,069
Class C	$25,798
Class F1	$37,638
Class F2	$27,700
Total	$610,377
Class 529-A	$25,713
Class 529-B	$477
Class 529-C	$3,648
Class 529-E	$950
Class 529-F1	$1,017
Class R-1	$1,690
Class R-2	$7,331
Class R-3	$20,387
Class R-4	$21,882
Class R-5	$17,422
Class R-6	$50,767
Total	$151,284

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4200
Class B	$0.2417
Class C	$0.2416
Class F1	$0.4130
Class F2	$0.4742
Class 529-A	$0.4001
Class 529-B	$0.2143
Class 529-C	$0.2282
Class 529-E	$0.3477
Class 529-F1	$0.4491
Class R-1	$0.2497
Class R-2	$0.2573
Class R-3	$0.3485
Class R-4	$0.4155
Class R-5	$0.4826
Class R-6	$0.4937

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,216,317
Class B	20,614
Class C	102,563
Class F1	86,609
Class F2	69,708
Total	1,495,811
Class 529-A	64,994
Class 529-B	1,949
Class 529-C	16,070
Class 529-E	2,751
Class 529-F1	2,318
Class R-1	6,652
Class R-2	27,401
Class R-3	56,682
Class R-4	50,688
Class R-5	31,993
Class R-6	115,443
Total	376,941

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$47.56
Class B	$47.29
Class C	$47.04
Class F1	$47.46
Class F2	$47.54
Class 529-A	$47.42
Class 529-B	$47.27
Class 529-C	$47.19
Class 529-E	$47.35
Class 529-F1	$47.47
Class R-1	$47.11
Class R-2	$47.01
Class R-3	$47.26
Class R-4	$47.45
Class R-5	$47.58
Class R-6	$47.58